UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): April 13, 2015

                                 AMERICANN, INC.
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             (Exact name of registrant as specified in its charter)

        Delaware                       000-54231                 27-4336843
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(State or other jurisdiction      (Commission File No.)     (IRS Employer
  of incorporation)                                          Identification No.)

                          3200 Brighton Blvd., Unit 144
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (303) 862-9000



          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry Into a Material Definitive Agreement

     On September 21, 2014 AmeriCann entered into two loan agreements with Wellness Group Pharms, LLC ("WGP"). Subsequent to entering into the loan agreements WGP, applied to the state of Illinois for licenses to operate two marijuana cultivation facilities under the Illinois Compassionate Use of Medical Cannabis Pilot Program Act.

     On February 2, 2015 WGP was notified that it was awarded one of the two licenses for which it applied under the Illinois Act. The State only issued a total of 18 cultivation and processing licenses.

     Under the terms of the loan agreement pertaining to the license awarded to WGP, AmeriCann had agreed to loan WGP up to $4,700,000, subject to certain conditions. Proceeds from the loan would be used to construct the marijuana cultivation facility and for start-up costs.

     On February 23, 2015 AmeriCann and WGP amended their agreement and expanded the scope of their partnership.

     The amended agreement called for AmeriCann to serve as the developer of a new facility to be called the Illinois Medical Cannabis Center.

     AmeriCann was to serve as the project developer and would own the IMCC, plus provide working capital funding and horticultural assistance to WGP.

     The expanded Agreement included a Draw Schedule by which AmeriCann was required to provide construction capital to build the IMCC project and for Working Capital to be supplied to WGP.

     AmeriCann provided initial funding of $600,000 to WGP on February 23, 2015 in accordance with Draw #1.

     The budgeted amount for Draw #2 was $379,333. Prior to the funding of this amount for Draw #2, WGP requested that AmeriCann fund an additional $214,522, not initially scheduled for Draw #2, for an essential metal building that was to be delivered earlier than anticipated by WGP. The original Agreement scheduled this item to be paid from Draw #4. With this request, WGP agreed to transfer certain non-essential items for Draw #2 to future draws to accommodate the additional expense for the building.

     AmeriCann provided in excess of $405,000 for Draw #2, which exceeded the Draw #2 requirements by approximately $26,000. The total capital provided by AmeriCann after Draw #2 was in excess of $1,000,000.

     On April 7, 2015, WGP sent notice to AmeriCann claiming that the $214,522 payment that AmeriCann made for the building was not authorized by WGP and that AmeriCann's payment for building was made "...at its own election." WGP further claimed that AmeirCann failed to provide funding pursuant to the original plan and as a result the agreements between AmeriCann and WGP were void.

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     On April 10, 2015,  WGP notified  AmeriCann that the  relationship  between
AmeriCann and WGP could continue only if AmeriCann agreed to accept significant changes to the original agreements. In this correspondence, WGP made eight demands including the following:

     (1)  That AmeriCann  provide an extra $2,000,000 in working capital to WGP,


     (2) That AmeriCann agree to reduce the interest rate on the working capital loan to WGP by 6%, and

     (3) That AmeriCann would not pay vendors and suppliers directly, but rather that all funds had to be provided to WGP for disbursements.

     AmeriCann's management believed that WGP's notice to void the agreements was without merit and that this was merely an attempt to renegotiate the terms of a valid contract.

     AmeriCann rejected WGP's proposal outright.

     AmeriCann has notified WGP that AmeriCann has fulfilled its obligations pursuant to its agreements with WGP but due to WGP's anticipatory breach of contract, repeated lack of good faith and fair dealing, AmeriCann's agreements with WGP were terminated.

     AmeriCann will take all necessary steps to recover its investment and to pursue its claims against WGP.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2015
                                      AMERICANN, INC.


                                      By: /s/ Timothy Keogh
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                                          Timothy Keogh, Chief Executive Officer